Exhibit 10.362

SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

[1309 and 1331 West Morehead Street and

811 and 829 South Summit Avenue, Charlotte, NC]

This SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is made and entered into as of June 26, 2015, by and between Southern Apartment Group-49, LLC, a North Carolina limited liability company (“Seller”), and ArchCo Residential LLC, a Delaware limited liability company (“Purchaser”).

Recitals

This Amendment is made with respect to the following facts:

A.           Seller and Purchaser entered into that certain Agreement of Purchase and Sale dated as of April 14, 2015 (the “Original Purchase Agreement”), with respect to the real property located in 1309 and 1331 West Morehead Street and 811 and 829 South Summit Avenue, Charlotte, North Carolina (the “Property”), as more particularly described in the Original Purchase Agreement.

B.           Seller and Purchaser entered into that certain Amendment to Agreement of Purchase and Sale dated as of June 8, 2015 (the “First Amendment”). The Original Purchase Agreement, as amended by the First Amendment, is referred to as the “Purchase Agreement”.

C.           Seller and Purchaser desire to amend the Purchase Agreement as set forth in this Amendment.

Agreement

In consideration of the foregoing Recitals, the conditions, terms, covenants and agreements set forth in this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree that the Purchase Agreement is amended as set forth in this Amendment:

1.          Defined Terms.   Each initially capitalized term used in this Amendment has the meaning set forth for that term in the Purchase Agreement, unless it is otherwise defined in this Amendment.

2.          Amendment.

2.1           Section 1.1(i) of the Purchase Agreement is hereby amended to read as follows:

“(i)          Due Diligence Period:                  The period ending on June 30, 2015.”

2.2           Section 1.1(h) of the Purchase Agreement is hereby amended to read as follows:

“(h)          Operating Agreement Period:     The period ending on June 30, 2015.”

3.          Counterparts.   This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same Amendment when each party has signed one of the counterparts. This Amendment may be delivered to the Escrow Agent and the other party by facsimile or in pdf format by email transmission.

4.          Entire Agreement.   The Purchase Agreement, as amended by this Amendment, constitutes the full and complete agreement and understanding between Seller and Purchaser and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in the Purchase Agreement, as so amended, and no provision of the Purchase Agreement, as so amended, may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by Seller and Purchaser.

5.          Full Force and Effect; Incorporation.   Except as modified by this Amendment, the terms and provisions of the Purchase Agreement are hereby ratified and confirmed and are and shall remain in full force and effect. If any inconsistency arises between this Amendment and the Purchase Agreement as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. This Amendment shall be construed to be a part of the Purchase Agreement and shall be deemed incorporated in the Purchase Agreement by this reference.

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Seller and Purchaser have executed this Amendment as of the date first written above.

Seller:

SOUTHERN APARTMENT GROUP-49, LLC

By:	/s/ Shane Seagle
Name:	Shane Seagle
Title:	Member

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Purchaser:

ArchCo Residential LLC

By:	/s/ Neil T. Brown
Name:	Neil T. Brown
Title:	Chief Executive Officer

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